Exhibit 99.5

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF YOUNG

	Successor					Predecessor
Statement of Operations Data	For the nine months ended September 30, 2013	For the nine months ended September 30, 2012	Year ended December 31, 2012	Year ended December 31, 2011	Six months ended December 31, 2010	Six months ended June 30, 2010	Year ended December 31, 2009	Year ended December 31, 2008
	(In thousands)
Net operating revenue	$159,924	$156,744	$228,183	$174,520	$103,187	$84,307	$159,311	$190,786
Operating income(loss)	24,170	33,428	55,493	21,304	25,108	13,497	18,839	(317,992)
Net income(loss)(a)	10,603	16,827	35,963	103,924	15,091	609,627	(22,537)	(369,699)

Basic EPS adjusted for exchange ratio(b)	$0.24	$0.39	$0.82	$1.91	$0.28	(b)	(b)	(b)
Diluted EPS adjusted for exchange ratio(b)	$0.19	$0.24	$0.53	$1.14	$0.17	(b)	(b)	(b)

	Successor				Predecessor
Balance Sheet Data	September 30, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
	(In thousands)
Total current assets	$69,216	$72,587	$95,901	$84,441	$58,483	$68,376
Total assets(c)	489,148	483,197	510,601	464,232	326,737	348,223
Total current liabilities, excluding current portion of long-term debt and capital lease obligations	32,538	34,169	24,633	28,702	14,898	64,958
Long-term debt, including current portion and capital lease obligations(d)	152,105	154,462	82,587	75,758	—	823,679
Liabilities subject to compromise	—		•—	—	875,920(e)	—

 ________________________

NOTE: The Predecessor periods represent the financial information of Young Broadcasting Inc. prior to July 1, 2010. The Successor periods represent the financial information of Young on or after July 1, 2010, after the application of fresh-start accounting.

(a)

In 2008, Young Broadcasting Inc. incurred impairment losses of $320 million related to the write down of FCC licenses at certain stations due to adverse economic conditions. In addition, amortization of certain program license rights was accelerated resulting in an additional expense of $10.9 million. In 2009, Young Broadcasting Inc. filed for Chapter 11 bankruptcy protection as a result of the continuing deterioration of the economic conditions. During the six months ended June 30, 2010, Young Broadcasting Inc. recorded $609 million in gains as a result of reorganization items and fresh start accounting adjustments related to the bankruptcy. In 2011, Young Broadcasting Inc. released the valuation allowance on its deferred tax assets in the amount of $95 million.

(b)

EPS has been adjusted to reflect Young shares multiplied by the exchange ratio of 730.6171 shares of Media General for each share and share equivalent of Young. Periods before bankruptcy for the Predecessor are not meaningful.

(c)

Total assets increased by $137 million from 2009 to 2010 due to the step up to fair value of Young’s assets and liabilities as a result of the application of fresh start accounting as of June 30, 2010, upon Young Broadcasting Inc.'s emergence from bankruptcy.

(d)

In 2010, Young Broadcasting Inc. extinguished $822 million of long-term debt as a result of the Chapter 11 bankruptcy proceedings. Post-bankruptcy, Young entered into a new term loan for $75 million which is included in long-term debt as of December 31, 2010. The increase in long-term debt during 2012 is primarily the result of draw downs from a new $175 million senior credit facility, which was put in place in December 2011.

(e)

Liabilities subject to compromise as of December 31, 2009 consisted of Young Broadcasting Inc.'s pre-petition obligations, including all of its then outstanding debt, that were subject to compromise related to the Chapter 11 bankruptcy filing. These obligations were discharged upon emergence from bankruptcy during 2010 in accordance with the court-approved plan of reorganization.